Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2009, with respect to the financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes and to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment) included in the Annual Report of Catalyst Pharmaceutical Partners, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Catalyst Pharmaceutical Partners, Inc. on Forms S-8 (File No. 333-151367, effective June 2, 2008 and File No. 333-151369, effective June 2, 2008) and Form S-3 (File No. 333-151368, effective June 2, 2008).

/s/ GRANT THORNTON LLP

Miami, Florida
March 23, 2009